FUND SERVICES AGREEMENT

between

FORETHOUGHT VARIABLE INSURANCE TRUST

and

INDEX

1. APPOINTMENT AND DELIVERY OF DOCUMENTS	1
2. DUTIES OF GFS	2
3. FEES AND EXPENSES	3
4. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4
5. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	6
6. EXPENSES ASSUMED BY THE TRUST	6
7. REPRESENTATIONS AND WARRANTIES	7
8. CONFIDENTIALITY	7
9. PROPRIETARY INFORMATION	8
10. ADDITIONAL FUNDS AND CLASSES	9
11. ASSIGNMENT AND SUBCONTRACTING	9
12. EFFECTIVE DATE, TERM AND TERMINATION	9
13. LIAISON WITH ACCOUNTANTS/ATTORNEYS	10
14. MISCELLANEOUS	10
APPENDIX I	1
APPENDIX II	1
APPENDIX III	1
APPENDIX IV	1

FORETHOUGHT VARIABLE INSURANCE TRUST

FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (this “Agreement”) effective as of the 10th day of September, 2013, by and between FORETHOUGHT VARIABLE INSURANCE TRUST, a Delaware statutory trust having its principal office and place of business at 300 North Meridian Street, Suite 1800, Indianapolis, Indiana 46204 (the "Trust") and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company having its principal office and place of business at 17605 Wright Street, Suite 2, Omaha, Nebraska 68130 (“GFS”). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix IV attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trust desires that GFS perform the services selected on Appendix IV (collectively the “Services”) for the Funds and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and GFS hereby agree as follows:

1. APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund listed in Appendix IV attached hereto, hereby appoints GFS to provide the Services to the Trust as selected in Appendix IV attached hereto, for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 and Appendix IV of this Agreement. A description of all the services offered by GFS is set forth on Appendices I – III.

(b)	In connection therewith the Trust has delivered to GFS copies of:

(i)	the Trust's Agreement and Declaration of Trust and Bylaws (collectively, the "Organizational Documents");

(ii)	the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");

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(iii)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)	each Fund’s current plan of distribution and or Shareholder Servicing Plan or Agreement (if any) adopted by the Trust under Rule 12b-1 under the 1940 Act (or otherwise)(the "Plan");

(vi)	each Fund’s investment advisory agreement;

(vii)	each Fund’s underwriting agreement;

(viii)	contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Trust in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)	The Trust shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing GFS and authorizing the execution and delivery of this Agreement.

2. DUTIES OF GFS

GFS’s duties with respect to Fund Accounting, Fund Administration and Transfer Agency services are detailed in Appendices I, II and III to this Agreement.

(a)	In order for GFS to perform the Services, the Trust (i) shall cause all service providers to the Funds of the Trust to furnish any and all information to GFS, and assist GFS as may be required and (ii) shall ensure that GFS has access to all records and documents maintained by the Trust or any service provider to the Trust or a Fund of the Trust.

(b)	GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify the Trust’s Chief Compliance Officer and legal counsel of such violation.

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3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by GFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay GFS the fees set forth in Appendix IV attached hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date GFS begins providing services to a Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. GFS will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse GFS for all reasonable out-of-pocket expenses or advances incurred by GFS to perform the Services or otherwise with the . For reports, analyses and services requested in writing by the Trust and provided by GFS, not in the ordinary course, GFS shall charge hourly fees specified in Appendix IV attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the “Effective Date” for each Fund as set forth on Appendix IV), the base and/or minimum fees enumerated in Appendix IV attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS Agrees to provide the Board prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by GFS shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS. GFS agrees to maintain a backup set of Records of the Funds (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ Records. GFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act.

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(f)	De-Conversion Fees. Upon termination of this Agreement, GFS will charge a “De-Conversion” fee to compensate GFS for providing to the Fund’s new service providers, all material records, history and data maintained by GFS under this Agreement. The amount of the De-Conversion fees are specified in Appendix IV attached hereto. In addition, GFS reserves the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement.

(g)	Post-Engagement Audit Support Fees. After a De-Conversion, GFS is often called upon to provide support to a Fund’s service provider and assist with a Fund’s annual audit. Services provided by GFS to accommodate a Fund’s request following termination of this Agreement shall be subject to GFS’s standard hourly rates existing at the time of the request. The Fund agrees to compensate GFS, at GFS’s standard hourly rates, for accommodating a Fund’s request following termination of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of GFS. The Trust shall, on behalf of each applicable Fund, indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement.

(b)	Indemnification of the Trust. GFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS’s lack of good faith, gross negligence or willful misconduct with respect to GFS’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that GFS may be liable pursuant to Sections 4(a) and 4(b) above, the Trust shall hold GFS harmless and GFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Trust, its officers, independent auditors or counsel to the Trust;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

(iii)	any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by GFS to have been validly executed;

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(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by GFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes to be genuine.

At any time, GFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. GFS agrees to consult first with a Fund’s adviser before engaging in any non-routine legal consultation that may result in additional legal costs to the Fund.

(d)

Errors of Others. GFS shall not be liable for the errors of other service providers to the Trust, including, without limitation, the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by GFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust; except or unless any GFS action or inaction is a direct cause of the error.

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund’s investment adviser.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required
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to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Notwithstanding any other provision of this Agreement, GFS’s maximum liability to the Trust or any applicable Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund (as applicable). IN NO EVENT SHALL GFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR GFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.
5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which GFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Trust’s Organizational Documents. The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by the Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of Delaware.

6.	EXPENSES ASSUMED BY THE TRUST

Except as otherwise specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing the Services under this Agreement. Each Fund of the Trust will bear certain other expenses incurred in the operation of the Fund (other than those borne by the investment adviser to the Fund) including, but not limited to:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	SEC fees;
(e)	advisory fees; and
(f)	any extraordinary expenses.
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7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to GFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)	it is an open-end management investment company registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)	a registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

(vi)	Each Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

8. CONFIDENTIALITY

GFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

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(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust and the Advisers; and

(d)	provide information to each Fund’s accountants and legal counsel as is contemplated by Section 13 of this Agreement.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from a Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

9. PROPRIETARY INFORMATION

(a)	Proprietary Information of GFS. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Trust agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trust. GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall GFS Proprietary Information be deemed Trust Proprietary Information or Customer Data. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be
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provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this Section 9 shall survive any earlier termination of this Agreement.

10. ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix IV; however, either GFS or the Trust may elect not to make any such series or classes subject to this Agreement.

11. ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of GFS. GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay such persons for their services, but no such payment will increase fees due from the Trust hereunder.

12. EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first above written and the effective date with respect to each Fund is set forth on the applicable Appendix IV attached hereto.

(b)	Term. This Agreement shall remain in effect for a period of three (3) years from the applicable Fund(s) effective date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

(c)	Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement, GFS shall have no further obligation to provide Services to the terminating Fund(s) and all outstanding payments due from such Fund(s) under this Agreement shall become immediately due and payable to GFS, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, GFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to a Fund and its shareholders. Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a breach. The parties have a right to attempt to cure a breach within the
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thirty-day notice period. If the breach is not cured within said period, then the non-breaching parties shall have the right to terminate this Agreement immediately and to submit any claim(s) such parties may have to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate such Fund(s).

(d)	Reimbursement of GFS’s Expenses. If this Agreement is terminated with respect to a Fund or Funds, GFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Section 3 of this Agreement, the amount of all of GFS’s reasonable labor charges and cash disbursements for services in connection with GFS’s activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Trusts records of each Fund from its computer systems, and the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, GFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13. LIAISON WITH ACCOUNTANTS/ATTORNEYS

(a)	GFS shall act as liaison with each Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. GFS shall take reasonable actions in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

(b)	GFS shall act as liaison with each Fund’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund’s legal counsel.

14. MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
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(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)	The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

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(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

To the Trust:	To GFS:
[contact info needed]	Andrew Rogers
Chief Executive Officer
Gemini Fund Services, LLC
17605 Wright Street, Suite 2
Omaha, NE 68130
Telephone: (631) 470-2669
andrewr@geminifund.com

With a copy to:	With a copy to:

John O’Hanlon, Dechert LLP	Brian Nielsen, Esq.
One International Place, 40th Floor	Gemini Fund Services, LLC
100 Oliver Street	17605 Wright Street, Suite 2
Boston, MA 02110	Omaha, Nebraska 68130
617-728-7111 (phone)	Telephone: (402) 895-1600
John.O'hanlon@dechert.com	briann@nstar-financial.com

(j)	Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Distinction of Funds. Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(l)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

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FORETHOUGHT VARIABLE INSURANCE TRUST	GEMINI FUND SERVICES, LLC

By:____________________________	By:____________________________
Robert Arena	Andrew Rogers
President	Chief Executive Officer

Attest:

By: ____________________________

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APPENDIX I

Fund Accounting Services

With respect to each Fund electing Fund Accounting Services, GFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)      Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent;

2)      Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)      Prepare and maintain on behalf of the Trust, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of GFS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)      Make such adjustments over such periods as the Trust’s administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)      Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

6)      Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:

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a.      Semi-annual financial statements;

b.      Semi-annual form N-SAR and annual tax returns;

c.      Financial data necessary to update form N-1A; and

d.      Annual proxy statement.

7)      Provide facilities to accommodate an annual audit by each Fund’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)      Transmit to and receive from each Fund's transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)      Periodically reconcile all appropriate data with each Fund's custodian; and

10)   Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of GFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during GFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by GFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of GFS’s obligations hereunder, GFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by GFS, GFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. GFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions from the Trust if GFS is advised to disclose by its legal counsel.

All out-of-pocket expenses will be billed as set forth on Appendix IV. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by GFS as set forth in this Appendix I shall be delivered to the Trust in writing.

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APPENDIX II

Fund Administrative Services

With respect to each Fund electing Fund Administrative Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Monitor the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust;

2)	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable;

3)	Prepare and coordinate the printing of semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and GFS from time to time;

5)	In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

7)	Review the Trust's federal, state, and local tax returns as prepared and signed by the Trust's independent public accountants;

8)	Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:
a.	amendments to the Trust’s Registration Statement on Form N-1A;
b.	periodic reports to the trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;
c.	notices pursuant to Rule 24f-2;
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d.	proxy materials; and
e.	reports to the SEC on Forms N-SAR, N-CSR, N-Q and N-PX.

10)	Coordinate the Trust's audits and examinations by:
a.	assisting each Fund’s independent public accountants, or, upon approval of the Trust, any regulatory body, in any requested review of a Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

11)	Determine, after consultation with legal counsel for the Trust and the Fund’s investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

14)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

15)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

16)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

17)	Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of GFS);

18)	Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All out-of-pocket expenses will be billed as set forth on Appendix IV. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services. Any modification of the Fund Administrative Services provided by GFS as set forth in this Appendix II shall be delivered to the Trust in writing.

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APPENDIX III

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Agreement and Declaration of Trust Bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

a.	maintaining all shareholder accounts;
b.	preparing shareholder meeting lists;
c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing shareholder reports and prospectuses to current shareholders;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
h.	preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and
i.	providing account information in response to inquiries from shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)	As and when the Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

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6)	Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares of each Fund;

9)	Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund’s and/or the Fund’s principal underwriter;

10)	Recording the issuance of shares of a Fund and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)	Providing the Trust on a regular basis with each Fund’s total number of shares that are authorized and issued and outstanding.

Issuance of Shares.

GFS, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Fund’s Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.	an opinion of the Trust’s legal counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify GFS for any liability arising from the failure of the Trust to comply with such section or the rules thereunder.

The responsibility of GFS for each Fund’s state registration status is solely limited to the reporting of transactions to the Trust, and GFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

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Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the shareholder records maintained by GFS. In registering transfers of Shares, GFS may rely upon the Uniform Commercial Code as in effect in the State of Nebraska or any other statutes that, in the opinion of GFS’s legal counsel, protect GFS and the Trust from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, GFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after GFS or its agent receives either:

a.	an instruction directing investment in a Fund, a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or
b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as GFS is credited with Federal Funds with respect to that check.

Lost Shareholders.

GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but

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not limited to, those set forth below. GFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

The Trust hereby delegates to GFS certain AML duties under this Agreement, as permitted by law and in accordance with the Trust’s Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to GFS include procedures reasonably designed to prevent and detect money laundering activities and to ensure that each Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund. GFS’s procedures will include, as appropriate, procedures to assist the Fund(s) to:

•	detect and report suspicious activities;
•	comply with “know your customer” requirements;
•	monitor high-risk accounts; and
•	maintain required records.

GFS shall provide for proper supervision and training of its personnel. With respect to assisting the Trust with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with a Fund (a “Customer”), GFS will assist the Fund(s) through the use of the following:

•	risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;
•	before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number[1];
•	procedures to verify the identity of a Customer within a reasonable time after the account is opened;
•	procedures for maintenance of records relating to Customer identification and supporting the verification; and
•	procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

[1] An identification number may be, a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

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For purposes of verifying the identity of a Customer, GFS may rely on documents, so long as, based on that information, GFS can form a reasonable belief that it knows the identity of the Customer, including:

•	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or
•	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by GFS, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that GFS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then GFS may, as appropriate:

•	not open an account for the Customer;
•	apply limited terms under which a Customer may use an account until the Customer’s identity is verified;
•	close an account, after attempts to verify a Customer’s identity have failed; or
•	assist the Fund in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

Each Fund represents and agrees that it will provide Customers with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account.

In consideration of the performance of the duties by GFS pursuant to this Section, the Trust agrees to pay GFS for the reasonable administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that a Fund has covered accounts that allow redemption proceeds to go to third parties, GFS will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements. Any out of pocket expenses occurred in this regard are due and payable by the Fund.

Rule 22c-2 Compliance.

Rule 22c-2 under the 1940 Act requires that a fund’s principal underwriter or transfer agent enter into a shareholder information agreement with any financial intermediary or its agent where it, through itself or its agent, purchases or redeems shares directly from a fund, its principal underwriter or transfer agent, or through a registered clearing agency. Each Fund shall ensure that its principal underwriter enters into such agreements, which permits GFS as transfer agent to request information from such financial intermediaries to insure that the

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Trust’s procedures are being followed with respect to market timing and, where applicable, early redemption fees. The Trust’s procedures in this regard would trigger the information requests, under certain conditions, with respect to said financial intermediaries’ omnibus accounts in the respective Fund.

Processing through the National Securities Clearing Corporation (the “NSCC”).

GFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by GFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by GFS; (ii) issue instructions to each Fund’s Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

Transfer Agency Records.

GFS shall maintain the following shareholder account information:

  name, address and United States Tax Identification or Social Security number;
  number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
  historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder’s account;
  any stop or restraining order placed against a Shareholder’s account;
  any correspondence relating to the current maintenance of a Shareholder’s account;
  information with respect to withholdings; and
  any information required in order for GFS to perform any calculations by this Agreement.

All out-of-pocket expenses will be billed as set forth on Appendix IV. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by GFS as set forth in this Appendix III shall be delivered to the Trust in writing.

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APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement (the “Agreement”) between Forethought Variable Insurance Trust and Gemini Fund Services, LLC. Set forth below are the Services elected by the Fund(s) identified on this Appendix IV along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix IV shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
FVIT American Funds® Managed Risk Portfolio	September 10, 2013
FVIT Balanced Managed Risk Portfolio	September 10, 2013
FVIT BlackRock Global Allocation Managed Risk Portfolio	September 10, 2013
FVIT Select Advisor Managed Risk Portfolio	September 10, 2013
FVIT Wellington Research Managed Risk Portfolio	September 10, 2013
FVIT Franklin Dividend and Income Managed Risk Portfolio	February 11, 2014
FVIT Growth Managed Risk Portfolio	March 12, 2014
FVIT Moderate Growth Managed Risk Portfolio	March 12, 2014
FVIT Goldman Sachs Dynamic Trends Allocation Portfolio	February 6, 2015
FVIT PIMCO Tactical Allocation Portfolio	February 6, 2015
FVIT BlackRock Allocation Portfolio	November 3, 2015
FVIT BlackRock Disciplined Core Portfolio	November 3, 2015
FVIT BlackRock Disciplined Growth Portfolio	November 3, 2015
FVIT BlackRock Disciplined International Core Portfolio	November 3, 2015
FVIT BlackRock Disciplined Mid Cap Growth Portfolio	November 3, 2015
FVIT BlackRock Disciplined Small Cap Portfolio	November 3, 2015
FVIT BlackRock Disciplined U.S. Core Portfolio	November 3, 2015
FVIT BlackRock Disciplined Value Portfolio	November 3, 2015
FVIT BlackRock High Yield Portfolio	November 3, 2015
FVIT Goldman Sachs Core Fixed Income Portfolio	November 3, 2015
FVIT Goldman Sachs Global Equity Insights Portfolio	November 3, 2015
FVIT Goldman Sachs Large Cap Growth Insights Portfolio	November 3, 2015
FVIT Goldman Sachs Mid Cap Value Insights Portfolio	November 3, 2015
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Funds with the same investment adviser are collectively referred to as a “Fund Family”.

SELECTED SERVICES and FEES

The Fund Family shall pay to GFS an annual fee equal to the greater of $600,000* or:

15 basis points (0.15%) on the first $500 million;

10 basis points (0.10%) on the next $1.5 billion;

7 basis points (0.07%) on the next $2 billion;

5 basis points (0.05%) on the next $3 billion;

4 basis points (0.04%) on the next $3 billion; and

3 basis points (0.03%) over $10 billion

on net assets of the Fund Family (basis point fees will be calculated based upon the average net assets of the Fund Family for the previous month) for all operational services, including, but not limited to Fund Accounting, Fund Administration, Transfer Agency, Legal Fees, Audit Fees, Compliance Services and Custody Fees.

*The minimum annual fee requirement shall be waived for the first 90 days after the Fund Family’s Effective Date. The minimum annual fee shall be increased by $50,000 for each Fund Family series above eight.

Notwithstanding the above, effective upon commencement of operations of all of the Funds set forth on this Appendix IV that were approved by the Board on November 3, 2015, the Fund Family shall pay to GFS an annual fee equal to the greater of $600,000* or:

15 basis points (0.15%) on the first $500 million;

10 basis points (0.10%) on the next $1.5 billion;

7 basis points (0.07%) on the next $5 billion;

5 basis points (0.05%) on the next $3 billion;

4 basis points (0.04%) on the next $3 billion; and

3 basis points (0.03%) over $13 billion

on net assets of the Fund Family (basis point fees will be calculated based upon the average net assets of the Fund Family for the previous month) for all operational services, including, but not limited to Fund Accounting, Fund Administration, Transfer Agency, Legal Fees, Audit Fees, Compliance Services and Custody Fees.

*The minimum annual fee requirement shall be waived for the first 90 days after the Fund Family’s Effective Date. The minimum annual fee shall be increased by $50,000 for each Fund Family series above eight.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV to the Agreement as of November 3, 2015.

FORETHOUGHT VARIABLE INSURANCE TRUST	GEMINI FUND SERVICES, LLC

By:____________________________	By:____________________________
Robert Arena	Kevin Wolf
President	President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; and (2) GFS's business is highly competitive and is marketed throughout the United States. Accordingly, the Adviser agrees that it shall not solicit, attempt to induce or otherwise hire an employee of GFS with whom the Adviser has had contact in connection with the Services performed hereunder, for so long as this Agreement is in effect, unless expressly agreed upon in writing by both parties. This prohibition, however, shall not apply in respect to any such employee:

(i)	who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the Adviser or any of its affiliates at any of GFS’s employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Adviser or any of its affiliates or representatives to solicit such employees;
(ii)	who approaches the Adviser of his or her own initiative, without any direct or indirect solicitation by that party; or
(iii)	who has been given notice of termination by GFS prior to commencement of employment discussions between the Adviser and such specific employees.

For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Forethought Investment Advisors, LLC

300 North Meridian Street, Suite 1800

Indianapolis, Indiana 46204

By: _____________________________

Name: Eric Todd

Title: President

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Shareholder Desktop Web Package

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information
o	Address
o	Phone Number
o	Email Address

Online Statement Access

Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)
o	Statements
o	Confirms
o	Regulatory Mailings
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o
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Shareholder Desktop Online New Accounts

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
E-Signature capability

Fund Data Web Package

Performance Web Page

  Comprehensive performance report hosted by GFS
    Fund performance updated nightly
    Up to 20 indexes available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
    Growth of $10,000 graph available

Holdings web page

  Fund holding updated periodically to meet fund disclosure rules hosted by GFS
    Fund holding updated periodically to meet fund disclosure rules
    Top ten report available
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

  Provides historical NAV information for a specified period of time and for a specified fund
    Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

  Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
    Request is automatically routed online to the Shareholder Services Team at GFS for processing
    Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

  GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)